ATG FOURTH QUARTER AND YEAR END 2008
EXCERPT OF CONFERENCE CALL PREPARED REMARKS

Remarks of Kim Maxwell, Director of Investor Relations:

•	This call will discuss information about ATG’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

•	Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in our annual and quarterly reports on file with the Securities and Exchange Commission. Our SEC filings can be accessed free of charge from the “Investors” section of our website at www.atg.com.

•	In addition, any forward-looking statements represent our views only as of today, February 5th, 2009. These statements should not be relied upon as representing our views as of any subsequent date. While we may elect to update our forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

•	During this call, we will refer to non-GAAP financial measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is available in our financial results press release, which was issued this morning. A copy of this release can be accessed in the “Investors” section of our website...

Remarks of Julie Bradley, Senior Vice President and Chief Financial Officer:

•	...I’d like to spend a few minutes talking about our outlook and financial guidance.

•	Earlier this quarter, we tasked our sales team with reaching out to their 2009 prospects to gain insight into specific budgeting processes and priorities. The feedback was a cautiously optimistic view of e-Commerce spend and IT prioritization.

•	However, these are uncertain times, to say the least. Although it is our preference to provide full-year guidance, we plan to issue quarterly guidance until the macroeconomic environment supports a longer term view. The following is our guidance for the first quarter of 2009.

•	We expect total revenue to be in the range of $39 million to $42 million, or 8% — 15% year over year growth.

•	We believe product license bookings should be in the range of equal to or up 8% from Q1 2008. We expect that approximately 30 — 40% of our product license bookings will be deferred and recognized ratably and approximately $3 million to $4 million will be recognized from previously deferred license revenue.

•	Recurring services should be in the range of $22 million to $24 million.

•	Professional and educational services revenue is expected to be in the range of $6 million to $7 million.

•	Operating expenses will be approximately $24 million to $26 million.

•	GAAP net income is expected to be between breakeven and $1 million.

•	Stock-based compensation in accordance with FAS 123R will be approximately $2.2 million and amortization of acquired intangibles will be approximately $925,000. Allocation of these items will be consistent with historical trends.

•	Non-GAAP net income is expected to be in the range of $3 million to $4 million, or $0.02 to $0.03 per diluted share.

•	Cash flow from operations is expected to be in the range of $5 million to $7 million.

•	ATG is committed to profitability in 2009, and to helping our customers sell online in new and innovative ways. We will continue to invest in the future and to strengthen our e-Commerce leadership position.

•	I would like to remind everyone that this guidance is based on our projections as of today, February 5, 2009. We do not undertake any obligation to update these estimates after today’s call.